UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                February 11, 1999


                         TRICON GLOBAL RESTAURANTS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


     North Carolina                  1-13163              13-3951308
----------------------------      ---------------      ----------------------
(State or other jurisdiction      (Commission          (IRS Employer
of incorporation)                  File Number)          Identification No.)


                 1441 Gardiner Lane, Louisville, Kentucky 40213
--------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                                 (502) 874-8300
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)


                                       N/A
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5. OTHER EVENTS


     On February 11, 1999 TRICON Global Restaurants, Inc. issued a press release with respect to earnings for the fourth quarter and fiscal year ended December 26, 1998. A copy of such press release is attached hereto as
     Exhibit 99 and incorporated herein by reference.





Item 7. FINANCIAL STATEMENTS AND EXHIBITS

          (c)  Exhibits


          99   Press  release  dated   February  11,  1999  from  TRICON  Global
               Restaurants, Inc.

                                    SIGNATURE





         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.








                              TRICON GLOBAL RESTAURANTS, INC.
                              ----------------------------------------
                                    (Registrant)











Date:  February 25, 1999      /s/  Robert L. Carleton
       -----------------     -----------------------------------------
                              Senior Vice President and
                              Controller and Chief Accounting Officer
                              (Principal Accounting Officer)

                                                                       EXHBIT 99







TRICON ANNOUNCES OPERATING EARNINGS PER SHARE UP 90 PERCENT FOR THE FOURTH QUARTER AND 29 PERCENT FOR THE YEAR.


LOUISVILLE, KY (February 11, 1999) - Tricon Global Restaurants, Inc. (NYSE:YUM) reported fourth quarter earnings of $151 million, or $0.95 per diluted share, for the quarter ended December 26, 1998. The components were: (1) $0.55 per share before facility actions and unusual charges, an increase of 90 percent, (2) $0.44 per share of facility actions net gain, or $119 million pre-tax; and (3) an unusual charge of $0.04 per share.


Andrall Pearson, Chairman and CEO said: "The fourth quarter was the culmination of a tremendous year for Tricon. On the operational side, in the U.S. all three of our brands delivered growth in same store sales for the second consecutive quarter. What's more important, for the first time in nearly a decade, they each posted same store sales growth for the full year. We believe this achievement in the U.S. is the result of our focus on both operational excellence at the store level and marketing innovation with new products and promotions.

Despite the ongoing economic turmoil in Asia, our international business posted strong results, with a 27 percent increase in operating profit. The growth was driven by our focus on key markets where we can build scale and rationalize our G&A structure while expanding franchise opportunities in other markets.

These solid performances drove our store level margins up 281 basis points to 13.7 percent. Two-thirds of the improvement in margins came from our base stores while the balance of the improvement came from the benefits of our portfolio actions and the fourth quarter charge we took in 1997. Ongoing operating profit jumped 33 percent driven by strong same store sales, the powerful growth in margins, and higher franchise fees. For the year, store level margins increased 187 basis points with 68 points from our base stores, while ongoing operating profit increased 14 percent.

In the quarter we forged ahead on our refranchising and debt reduction targets. Strong demand in the market led to the refranchising of 470 units, which brings the full year number to 1,389 - almost equaling the record number of units we sold in 1997. As a result, we made tremendous progress against our strategy to reduce our ownership to 20-25 percent of our system units. The 1,389 units refranchised, coupled with the closure of 661 units, drove our ownership level down six points to 32 percent. Also in the quarter, we repaid $300 million in debt, bringing total debt repaid in 1998 to over $1 billion. The pay-down of over $1 billion in debt, in our first full year as an independent company, is almost two years ahead of our original target."


Operating Highlights for the quarter

o Driven by the successful promotion of Stuffed Crust, Pizza Hut posted their sixth consecutive quarter of same store sales growth with an increase of four percent. This growth is particularly notable because it was on top of five percent same store sales growth in the fourth quarter of 1997.

o Taco Bell's same store sales grew by nine percent aided by favorable price/mix, and an increase in transactions. The Gordita, launched earlier in 1998, and the wildly popular promotion of the talking Chihuahua plush toy, helped transaction growth.

o Same store sales at KFC grew four percent led by the successful promotion of their new Popcorn Chicken and new advertising campaign, which features an animated Colonel Sanders.

o Outside the U.S., we continued to effectively tackle the economic turmoil in Asia. While same store sales in local currency remained down in Asia, store level margins were up in China and Taiwan. Also, other key markets such as Mexico and Puerto Rico continued to post strong gains in same store sales.

Perspectives on 1998

Mr. Pearson continued: "We clearly ended 1998 with momentum, attaining or exceeding virtually every one of the operational and financial goals that we set for ourselves. In 1998 we executed against six key growth drivers that we believe differentiate us from any other restaurant company in the world:

o We know that it takes a motivated, well trained crew and restaurant general manager to run a profitable store, so we instituted a variety of financial incentives and training programs aimed at the development and reward of these key employees. We also put in place a number of recognition programs so people know they are appreciated for what they contribute to the organization.

o In the U.S., we began to test a common operating measurement system called "CHAMPS" which has had great success outside of the U.S. This program lays out the key measurements we use to evaluate the quality and performance of our restaurants. I'm happy to say that many of our franchisees also have signed up for CHAMPS.

o On the marketing and innovation side, in the U.S., we launched three new products and introduced new ad campaigns at each of the brands. These initiatives clearly helped drive growth in same store sales.

o We initiated the first ever U.S. consolidated market planning review. This review provides us with data to determine exactly where we should keep stores, build stores and even close stores. This review also allows us to identify where the optimal sites are for our multi-branded units. We believe these units, which are a combination of two or more of our brands, offer us an unparalleled opportunity for future growth.

o We worked aggressively to leverage our scale, streamline operations and eliminate redundancies between our companies. As an example, we are well into the process of forming, along with our KFC, Pizza Hut and Taco Bell franchisee groups, a single unified purchasing cooperative for both company-owned and franchise stores in the U.S. With $4 billion of annual purchasing clout, we're confident this co-op will be able to drive cost savings and add value to the entire system over the long-run. The formation of this co-op also is a reflection of the dramatic improvement in our relationship with our franchisees who we recognize and value as an integral part of our system.

o The last key growth driver is focused international growth. We've taken action to optimize our G&A structure outside of the U.S. and also to focus company development in markets where we feel there is opportunity for significant growth and improved returns. In 1998, recognizing that two-thirds of our international profit was coming from just seven countries, we decided to substantially reduce our number of our primary equity markets from 27 to our ultimate goal of about ten markets. By the end of 1999 we expect to have only about 16 primary equity markets outside of the U.S."

Perspectives on 1999

 "We believe we've laid the groundwork in 1998 for another powerful year in 1999," Mr. Pearson said. "We expect system sales to grow four to five percent, driven mostly by the 1,500 new units we expect the system to build, mostly driven by our franchisees. Our company revenues will continue to decline, reflecting the loss of sales from the 800 to 900 stores that we expect to refranchise in 1999, and of course the loss of revenues on the stores that we sold and closed in 1998. Franchise fees, however, should grow in the low-teen range as a result of franchisees building new units and acquiring former company stores.

Cost savings, productivity enhancements and volume leverage, should help generate about a 50 basis point improvement in base store level margins, while the benefits of our portfolio actions should add another 50 basis points to our store margins. Despite continued spending on our Y2K initiatives and other system enhancements, G&A should drop by about $50 million. In total, we expect operating profit to grow in the mid-teen range and, when coupled with about an eight percent decline in net interest, operating earnings should be up just over 20 percent. Average diluted shares should increase to about 163 million.

Our pipeline of new products and marketing for 1999 is far more robust than it was in 1998, beginning with the recent launch of Pizza Hut's "The Big New Yorker". The new 16" pizza is aimed at the largest segment of the category, traditional New York style pizza. At an unbeatable value of $9.99, The Big New Yorker drove all-time record sales at Pizza Hut in its first full week. Taco Bell launched a line extension of their popular Gorditas with the new Baja Gordita and we'll see some additional product news from Taco Bell later in the year. Lastly, KFC will launch their much-anticipated line of chicken sandwiches later in the year. Overlaying these new products is an exclusive global restaurant tie-in with the new Star Wars movie, Episode 1 - The Phantom Menace, scheduled to premier on May 21 in the U.S. This tie-in will provide us with a unique opportunity to encourage customers worldwide to try all three of our brands.

On the financial front we expect to refranchise at least 800 to 900 stores in 1999. If market conditions continue to be favorable, and we can sell more than our current target, we will. After-tax proceeds from the sale of these units of about $300 million, coupled with cash from operations, will go to fund about $570 million in capital spending and $400-$500 million of debt payments. By the end of 1999, we expect our debt balance to be down to just over $3 billion.

It's clear we're aggressively executing against our goals on both the operational and financial front. We believe we've created an infrastructure to sustain our sales and profit momentum, which will enable us to reach our goal of being the best restaurant company in the world", said Mr. Pearson.

Results

The following discussion is based on Tricon's businesses in 1998 which include the worldwide operations of KFC, Taco Bell and Pizza Hut (core businesses) versus Tricon's operations in 1997 which also include the results of non-core businesses disposed of in 1997. Where material, the impact of the non-core businesses on growth rates is noted. Same store sales refer to U.S. company stores only.

Worldwide system sales for the core business were up one percent in the quarter. System sales represent the combined sales of company, franchised, licensed and joint venture units. Excluding the impact of currency translation, worldwide system sales increased four percent as new unit development and same store sales increases were partially offset by the adverse impact of store closures. Domestic system sales increased five percent while, excluding the impact of currency translation, international system sales increased three percent. Excluding the impact of currency translation, worldwide system sales increased four percent year-to-date.

As expected, worldwide revenues declined ten percent in the quarter. Revenues include company sales and franchise fees. Excluding the impact of currency translation, worldwide revenues declined eight percent. The decline was driven by refranchising and store closures, which were partially offset by same store sales growth and new unit development. Domestic revenues declined nine percent while international revenues declined five percent, excluding the impact of currency translation. Franchise and license fees increased ten percent driven by new units. Year-to-date revenues declined 13 percent;
excluding the impact of currency translation, worldwide revenue declined 11 percent.

Same store sales at Pizza Hut were up four percent driven by the promotion of Stuffed Crust Pizza. Taco Bell's same store sales increased nine percent driven by the continued success of their new product Gorditas and the promotion of the Chihuahua plush toy. At KFC, same store sales grew four percent driven by the introduction of their new product Popcorn Chicken. Year-to-date same store sales were up six percent at Pizza Hut, three percent at Taco Bell and three percent at KFC.

Company store margins as a percent of sales increased 281 basis points for the quarter. The portfolio effect of facility actions and benefits from the fourth quarter charge in 1997 contributed 90 basis points to the increase in margins. The 191 basis point increase in base margins was driven by favorable pricing and mix shifts in excess of cost increases. The increase in base store margins was depressed by record high cheese prices. We estimate that the record high cost of cheese impacted total margins by approximately 90 basis points. Higher cheese costs, however, were mitigated by favorabilities in other commodities. Year-to-date, margins increased 187 basis points driven by the portfolio effect of facility actions and the benefits from the 1997 fourth quarter charge which contributed 119 basis points to the increase.

General, administrative and other expenses (G&A), which includes foreign exchange gains/losses and income/loss from joint ventures, was flat in the quarter. The cost of our Y2K initiatives, and efforts to improve and consolidate administrative and accounting systems were offset by the favorable impact of stores refranchised and closed, the overlapping of foreign exchange losses, and the disposal of our non-core businesses. G&A was higher than expected in the quarter by approximately $25 million primarily due to higher incentive and stock-based compensation and strategic spending in the marketplace.

Effective Tax Rate

The effective tax rate for the quarter of 38.6 percent was lower than anticipated due to a decrease in foreign taxes and a favorable shift in the mix of the components of our taxable income. Our operating tax rate for the quarter was 40.4 percent. Our full year effective tax rate was 41.1 percent and our operating tax rate was 42.3 percent.

Financial Summary
                                   Fourth Quarter and YTD 1998
                                  (MMs except per share amounts)

                                                Q4
                                 ------------------------------
                                                      % Change
                                 1998      1997 (a)     B/(W)
                                 --------  ---------  ---------
System Sales                     $ 6,422   $  6,358       1

Company revenues                   2,526      2,794     (10)

Ongoing operating profit (b)     $   220   $    165      33
Interest expense                      74         88      16
Income tax provision                  59         33     (77)
                                 ========  =========
Operating Earnings (b)           $    87   $     44      97
                                 ========  =========

Earnings (loss) per share
components (1998 diluted;1997
basic) (c):
Operating Earnings - core        $  0.55   $   0.30      NM
Operating Earnings - non-core          -      (0.01)     NM
Unusual charges -core              (0.04)     (0.86)     NM
Unusual charge - non-core              -          -      NM
Facility Actions Net Gain/
 (loss) (d)                         0.44      (1.82)     NM
                                 ========  =========
Total                            $  0.95   $  (2.39)     NM
                                 ========  =========

                                           Full Year
                                 ------------------------------
                                                      % Change
                                  1998     1997 (a)     B/(W)
                                 --------  ---------  ---------
System Sales                      20,620   $ 20,465       1

Company revenues                   8,468      9,685     (13)

Ongoing operating profit (b)     $   768   $    672      14
Interest expense                     272        276       1
Income tax provision                 210        179     (17)
                                 ========  =========
Operating Earnings (b)           $   286        217      32
                                 ========  =========

Earnings (loss) per share
components (1998 diluted;1997
basic) (c):
Operating Earnings - core        $  1.83   $   1.37      NM
Operating Earnings - non-core          -       0.05      NM
Unusual charges -core              (0.02)     (0.86)     NM
Unusual charge - non-core              -      (0.22)     NM
Facility Actions Net Gain/
 (loss) (d)                         1.03      (1.07)     NM
                                 ========  =========
Total                            $  2.84   $  (0.73)     NM
                                 ========  =========

(a) 1997 includes the results of Tricon's non-core businesses which were disposed of in 1997. Comparison of 1998 versus 1997 core business results are reflected in the attached condensed consolidated statement of operations.
(b)  Before facility actions net gain and unusual charges.
(c) The shares used to compute pro forma basic loss per common share for the 52 weeks ending December 27,1997 assumes the 152 million shares of Tricon common stock issued on October 7, 1997 had been outstanding for the entire year. The dilutive effect of any options has been excluded because we incurred a net loss.
(d) 1997 includes a loss of $1.98 per basic share included in our total fourth quarter charge of $2.80 per basic share.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These "forward-looking" statements reflect management's expectations and are based upon currently available data; however, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in these statements. Factors that can cause actual results to differ materially include economic and political conditions in the countries and territories where Tricon operates, the impact of such conditions on consumer spending and currency exchange rates, pricing pressures resulting from competitive discounting, new product and concept development by Tricon and other food industry competitors, the success of our refranchising strategy, and fluctuations in commodity prices. Further information on factors that could affect Tricon's financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Contact:          Lynn A. Tyson
                  Vice President, Investor Relations
                  502-874-8617

                    TRICON Global Restaurants, Inc.
            Condensed Consolidated Statement Of Operations
        (tabular amounts in millions, except per share amounts)
                              (unaudited)

                                    16 Weeks Ended     % Change   (a)
                                --------------------  ----------------
                                                                  (c)
                                              (b)     Reported   Core
                                12/26/98   12/27/97     B/(W)    B/(W)
                                ---------  ---------  ---------  -----

REVENUES
Company sales                   $  2,326   $   2,613    (11)     (11)
Franchise and license fees (d)       200         181     10       10
                                ---------  ---------
                                   2,526       2,794    (10)      (9)
                                ---------  ---------
Costs and expenses, net
Company restaurants
  Food and paper                     759         847     10       10
  Payroll and employee benefits
                                     636         744     15       14
  Occupancy and other operating
    expenses                         612         738     17       17
                                ---------  ---------
                                   2,007       2,329     14       13
General, administrative and
  other expenses (e)                 299         300      1       (1)
Facility actions net (gain)
  loss (f)                          (119)        383     NM       NM
Unusual charges (g)                   20         130     NM       NM
                                ---------  ---------
Total costs and expenses, net      2,207       3,142     30       29
                                ---------  ---------

Operating Profit (Loss)              319        (348)    NM       NM

Interest expense, net (e)             74          88     16       16
                                ---------  ---------

Income (Loss) Before Income
  Taxes                              245        (436)    NM       NM

Income Tax Provision (h)              94         (73)    NM       NM
                                ---------  ---------

Net Income (Loss)               $    151   $   (363)     NM       NM
                                =========  =========

Basic EPS Data
--------------
  EPS                           $   0.99   $   (2.39)
                                =========  =========
  Average Shares Outstanding         153         152
                                =========  =========

Pro Forma EPS (i)

Pro Forma Average Shares
  Outstanding (i)

Diluted EPS Data
----------------
EPS                             $   0.95
                                =========
Average Shares Outstanding           159
                                =========

NM - Not Meaningful

See accompanying notes.

                                    52 Weeks Ended      % Change (a)
                                --------------------  ----------------
                                                                  (c)
                                              (b)     Reported   Core
                                12/26/98    12/27/97    B/(W)    B/(W)
                                ---------  ---------  ---------  -----
REVENUES
Company sales                   $  7,852   $   9,112    (14)      (11)
Franchise and license fees (d)       616         573      7         8
                                ---------  ---------
                                   8,468       9,685    (13)      (10)
                                ---------  ---------
Costs and expenses, net
Company restaurants
  Food and paper                   2,521       2,949     15        12
  Payroll and employee benefits
                                   2,243       2,614     14        11
  Occupancy and other operating
    expenses                       2,030       2,491     19        17
                                ---------  ---------
                                   6,794       8,054     16        13
General, administrative and
  other expenses (e)                 906         959      6         3
Facility actions net (gain)
  loss (f)                          (275)        247     NM        NM
Unusual charges (g)                   15         184     NM        NM
                                ---------  ---------

Total costs and expenses, net      7,440       9,444     21        19
                                ---------  ---------

Operating Profit (Loss)            1,028         241     NM        NM

Interest expense, net (e)            272         276      1         -
                                ---------  ---------

Income (Loss) Before Income
  Taxes                              756         (35)    NM        NM

Income Tax Provision (h)             311          76     NM        NM
                                ---------  ---------
Net Income (Loss)               $    445   $    (111)    NM        NM
                                =========  =========

Basic EPS Data
--------------
  EPS                           $   2.92
                                =========
  Average Shares Outstanding         153
                                =========

Pro Forma EPS (i)                          $   (0.73)
                                           ===========
Pro Forma Average Shares
  Outstanding (i)                                152
                                           ===========
Diluted EPS Data
----------------
EPS                             $   2.84
                                =========

Average Shares Outstanding           156
                                =========

NM - Not Meaningful

See accompanying notes.

                                  8a

                    TRICON Global Restaurants, Inc.
     Supplemental Schedule of Revenues and Operating Profit (Loss)
                     (tabular amounts in millions)
                              (unaudited)

                               16 Weeks Ended        % Change (a)
                           --------------------   --------------------
                                                                (c)
                                         (b)       Reported     Core
                           12/26/98   12/27/97      B/(W)      B/(W)
                           ---------  ---------   ---------- ---------

SYSTEM SALES (c)
  United States            $  4,366   $  4,163          5        5
  International               2,056      2,195         (6)      (6)
                           ---------  ---------
  Total                    $  6,422   $  6,358          1        1
                           =========  =========


REVENUES
  United States            $  1,904   $  2,096         (9)      (9)
  International                 622        698        (11)     (11)
                           ---------  ---------
  Total                    $  2,526   $  2,794        (10)      (9)
                           =========  =========


RESTAURANT MARGIN
  United States            $    243   $    213         14       15
  International                  76         71          7        7
                           ---------  ---------
  Total                    $    319   $    284         12       13
                           =========  =========

  United States               13.7%      10.8%     2.9 ppts   2.9 ppts
  International               13.6%      11.2%     2.4 ppts   2.4 ppts
  Total                       13.7%      10.9%     2.8 ppts   2.8 ppts

OPERATING PROFIT
  United States (d)        $    217   $    162         35       33
  International                  61         48         27       27
                           ---------  ---------
  Total                         278        210         33       32
  Unallocated expenses(e)        62         44        (43)     (43)

  Foreign exchange gain
   (loss)                         4         (1)        NM       NM
                           ---------  ---------
  Ongoing operating profit      220        165         33       32
  Facility actions net
   gain (loss) (f)              119       (383)        NM       NM

  Unusual charges (g)           (20)      (130)        NM       NM
                           ---------  ---------

  Total Operating Profit
   (Loss)                  $    319   $   (348)        NM       NM
                           =========  =========


NM - Not Meaningful

See accompanying notes.

                                52 Weeks Ended       % Change (a)
                           ---------------------  --------------------
                                                                 (c)
                                          (b)      Reported      Core
                            12/26/98   12/27/97     B/(W)       B/(W)
                           ----------  ---------  ---------- ---------

SYSTEM SALES (c)
  United States            $  14,013   $ 13,502         4         4
  International                6,607      6,963        (5)       (5)
                           ---------  ---------
  Total                    $  20,620   $ 20,465         1         1
                           ==========  =========

REVENUES
  United States            $   6,428   $  7,365       (13)       (9)
  International                2,040      2,320       (12)      (12)
                           ---------  ---------
  Total                    $   8,468   $  9,685       (13)      (10)
                           ==========  =========

RESTAURANT MARGIN
  United States            $     819   $    816         -         5
  International                  239        242        (1)       (1)
                           ---------  ---------
  Total                    $   1,058   $  1,058         -         4
                           ==========  =========

  United States               13.6%       11.7%    1.9 ppts  2.0 ppts
  International               13.0%       11.4%    1.6 ppts  1.6 ppts
  Total                       13.5%       11.6%    1.9 ppts  2.0 ppts

OPERATING PROFIT
  United States (d)        $     740   $    603        23        26
  International                  191        172        11        11
                           ----------  ---------
  Total                          931        775        20        22
  Unallocated expenses(e)        169         87       (93)      (93)

  Foreign exchange gain
   (loss)                          6        (16)       NM        NM
                           ----------  ---------
  Ongoing operating profit       768        672        14        17
  Facility actions net
   gain (loss) (f)               275       (247)       NM        NM

  Unusual charges (g)            (15)      (184)       NM        NM
                           ----------  ---------

  Total Operating Profit
   (Loss)                  $   1,028   $    241        NM        NM
                           ==========  =========

NM - Not Meaningful

See accompanying notes.

                                  9a

NOTES  TO THE  CONDENSED  CONSOLIDATED  STATEMENT  OF  OPERATIONS  AND
SUPPLEMENTAL   SCHEDULE  OF  REVENUES  AND  OPERATING  PROFIT  (LOSS):
(tabular dollar amounts in millions, except per share amounts)

TRICON Global Restaurants, Inc. and Subsidiaries was created as an independent, publicly owned company on October 6, 1997 via a tax-free spin-off by PepsiCo, Inc. ("PepsiCo") of our Common Stock to the shareholders of our former parent, PepsiCo.

Certain items have been reclassified in the condensed consolidated financial statements for prior periods to conform with the fiscal 1998 presentation. These reclassifications had no effect on previously reported net income.

(a)  Percentages may not recompute due to rounding.
(b) Results for 1997 include the non-core businesses disposed of in 1997. Excluding the 1997 unusual charges of $54 million, the non-core businesses contributed the following:

                                   16 Weeks Ended    52 Weeks Ended
                                       12/27/97         12/27/97
                                     -------------    -------------
     Revenues                        $      16        $     268
     Operating (loss) profit                (2)              13
     Net (loss) income                      (1)               8
     Pro forma basic earnings
      per common share (i)           $      -         $    0.05
(c)  Excludes the non-core businesses.
(d) Franchise and license fees for the quarter and year-to-date 1997 include $1 million and $24 million, respectively ($1 and $14 million after-tax or $.01 and $.10 per pro forma basic share) received under a special KFC U.S. franchise contract renewal program.
(e)  Includes  PepsiCo's  allocations  through  the  spin-off  date of interest expense of $17 million and general and administrative expenses of $3 million for the 16 weeks ended December 27, 1997 and $188 million and $37 million, respectively, for the 52 weeks ended December 27, 1997. These allocations are not indicative of amounts which we would have incurred if we had been an independent, publicly owned entity for all periods presented.
(f) Facility actions net loss in 1997 includes $410 million ($300 million after-tax or $1.98 per basic share) of our fourth quarter charge of $530 million ($425 million after-tax or $2.80 per basic share) taken to refocus our business. Facility actions included in the charge were as follows:

                                       U.S.           International
                                  ----------------  ------------------
                                  Units   Pre-tax    Units     Pre-tax
                                  ------  --------  -------  ---------
    Stores to be refranchised       362   $    77     305    $     59
    Stores to be closed             596       141     143          72
    Impairment charges for stores
     to be used in the business     N/A        12     N/A          49
                                  ------  --------  -------  ---------
    Total                           958   $   230     448    $    180
                                  ======  ========  =======  =========
     Facility actions net gain in 1998 include favorable adjustments to our 1997 fourth quarter charge of $51 million ($31 million after-tax or $.20 per diluted share) in the quarter and $54 million ($33 million after-tax or $.21 per diluted share) year-to-date. These adjustments primarily relate to decisions to retain certain stores originally expected to be disposed of, and better-than-expected proceeds from stores disposed of.

     Exclusive of the 1998 favorable adjustments and the 1997 fourth quarter charge, facility actions net gain includes the following:

                                            16 Weeks Ended
                                        12/26/98     12/27/97
                                      -----------   ------------
      Refranchising gains             $    109      $     45
      Store closure costs                  (19)           (7)
      Impairment charges for stores
       to be used in the business
       or to be closed in 1999             (22)          (11)
                                      -----------   ------------
                                      $     68      $     27
                                      ===========   ============
      After-tax net gain              $     38      $     23
                                      ===========   ============
      Per basic share                 $    .25      $    .15
                                      ===========   ============
      Per fully diluted share         $    .24
                                      ===========


                                             52 Weeks Ended
                                      ------------------------------
                                        12/26/98        12/27/97
                                      ------------    --------------
      Refranchising gains             $    281        $    248
      Store closure costs                  (29)            (35)
      Impairment charges for stores
       to be used in the business
       or to be closed in 1999             (31)            (50)
                                      ------------    --------------
                                      $    221        $    163
                                      ============    ==============
      After-tax net gain              $    129        $    137
                                      ============    ==============
      Per basic share                 $    .84        $    .90 (i)
                                      ============    ==============
      Per fully diluted share         $    .82
                                      ============
(g) Unusual charges of $15 million ($3 million after-tax or $.02 per diluted share) in 1998 include:
     o    Charges  relating to an increase in the  estimated  costs of
          settlement   of  certain  wage  and  hour   litigation   and
          associated defense and other costs incurred,
     o    Severance   and  other  exit  costs   related  to  strategic
          decisions   to   streamline   the   infrastructure   of  our
          international business,
     o    Favorable  adjustments  to our 1997  fourth  quarter  charge
          related  to   anticipated   actions  that  were  not  taken,
          primarily severance,
     o Write-down to estimated fair market value less costs to sell of our minority interest in a privately held non-core business now held for sale and
     o    Reversals  of  certain   valuation   allowances   and  lease
          liabilities relating to better-than-expected proceeds from the sale of properties and settlement of lease liabilities associated with properties retained upon the sale of a non-core business.

    Unusual charges of $184 million ($165 million after-tax or $1.08 per basic share) in 1997 include:
     o $120 million ($125 million after-tax or $.82 per basic share) of unusual asset impairment and severance charges included in our 1997 fourth quarter charge,
     o Charges to reduce the carrying amount of the non-core businesses held for disposal to estimated market value, less costs to sell and
     o Charges relating to the estimated costs of settlement of certain wage and hour litigation and the associated defense and other costs incurred.
(h) The effective tax rates on reported income were 38.6% and 16.7% for the 16 weeks ended December 26, 1998 and December 27, 1997, respectively. The effective tax rate on reported income was 41.1% for the 52 weeks ended December 26, 1998. The effective tax rate on reported income for the 52 weeks ended December 27, 1997 was not meaningful. Excluding reversals of the 1997 fourth quarter charge and unusual charges, 1998 tax rates were 41.4% and 42.1% for the quarter and year-to-date, respectively.

     The 1997 income tax provision reflects the beneficial effect of the tax-free gain of $100 million associated with the New Zealand IPO in the second quarter of 1997 included in Refranchising gains above. Excluding the effects of the tax-free gain, the 1997 fourth quarter charge and the remaining portion of the 1997 unusual charges, the effective tax rates were 34.4% and 45.9% for the 16 and 52 weeks ended December 27, 1997, respectively.
(i) The shares used to compute pro forma basic loss per common share for the 52 weeks ended December 27, 1997 assumed the 152 million shares of TRICON common stock issued on October 7, 1997 had been outstanding the entire year. The dilutive effect of any options has been excluded because we incurred a net loss.

                    TRICON Global Restaurants, Inc.
                   Restaurant Units Activity Summary
               For the 16 Weeks Ended December 26, 1998


                             Company-  Joint    Fran-   Li-
                             Operated Ventures  chised  censed   Total
                             -------- -------- -------- ------  ------
Pizza Hut U.S.
Balance at September 5, 1998  3,205       -      3,877  1,420   8,502
 New builds and acquisitions     15       -         20     73     108
 Refranchising and licensing   (178)      -        178     -       -
 Closures                       (57)      -        (34)   (48)   (139)
                             -------- -------- -------- ------ -------
Balance at December 26, 1998  2,985       -      4,041  1,445   8,471
                             ======== ======== ======== ====== =======
Taco Bell U.S.
Balance at September 5, 1998  1,797       -      3,213  1,757   6,767
 New builds and acquisitions      1       -        107     93     201
 Refranchising and licensing   (181)      -        186     (5)     -
 Closures                        (3)      -        (12)   (73)    (88)
                             -------- -------- -------- ------ -------
Balance at December 26, 1998  1,614       -      3,494  1,772   6,880
                             ======== ======== ======== ====== =======
KFC U.S.
Balance at September 5, 1998  1,705       -      3,355     68   5,128
 New builds and acquisitions     23       -         43     -       66
 Refranchising and licensing    (55)      -         55     -       -
 Closures                       (40)      -        (12)   (10)    (62)
                             -------- -------- -------- ------ -------
Balance at December 26, 1998  1,633       -      3,441     58   5,132
                             ======== ======== ======== ====== =======
Total U.S.
Balance at September 5, 1998  6,707       -     10,445  3,245  20,397
 New builds and acquisitions     39       -        170    166     375
 Refranchising and licensing   (414)      -        419     (5)     -
 Closures                      (100)      -        (58)  (131)   (289)
                             -------- -------- -------- ------ -------
Balance at December 26, 1998  6,232       -     10,976  3,275  20,483
                             ======== ======== ======== ====== =======
Total International
Balance at September 5, 1998  2,237    1,105     5,540    321   9,203
 New builds and acquisitions     66       34       209     -      309
 Refranchising and licensing    (53)      (3)       56     -       -
 Closures                       (85)     (16)     (131)    -     (232)
                             -------- -------- -------- ------ -------
Balance at December 26, 1998  2,165    1,120     5,674    321   9,280
                             ======== ======== ======== ====== =======
Total
Balance at September 5, 1998  8,944    1,105    15,985  3,566  29,600
 New builds and acquisitions    105       34       379    166     684
 Refranchising and licensing   (467)      (3)      475     (5)     -
 Closures                      (185)     (16)     (189)  (131)   (521)
                             -------- -------- -------- ------ -------
Balance at December 26, 1998  8,397(a) 1,120(a) 16,650  3,596  29,763
                             ======== ======== ======== ====== =======

% of Total                   28.2%      3.8%     55.9%   12.1%  100.0%

a) Includes 166 Company-Operated and 4 Joint Venture units approved for closure but not yet closed at December 26, 1998.

                    TRICON Global Restaurants, Inc.
                   Restaurant Units Activity Summary
               For the 52 Weeks Ended December 26, 1998


                             Company-  Joint   Fran-    Lic-
                             Operated Ventures chised   censed  Total
                             -------- -------- -------  ------ -------
Pizza Hut U.S.
Balance at December 27, 1997  3,823       -      3,581  1,294   8,698
 New builds and acquisitions     32       -         57    274     363
 Refranchising and licensing   (553)      -        553     -       -
 Closures                      (317)      -       (150)  (123)   (590)
                             -------- -------- -------- ------ -------
Balance at December 26, 1998  2,985       -      4,041  1,445   8,471
                             ======== ======== ======== ====== =======

Taco Bell U.S.
Balance at December 27, 1997  2,149       -      2,826  1,793   6,768
 New builds and acquisitions      7       -        191    232     430
 Refranchising and licensing   (511)      -        508      3      -
 Closures                       (31)      -        (31)  (256)   (318)
                             -------- -------- -------- ------ -------
Balance at December 26, 1998  1,614       -      3,494  1,772   6,880
                             ======== ======== ======== ====== =======

KFC U.S.
Balance at December 27, 1997  1,850       -      3,190     80   5,120
 New builds and acquisitions     38       -         94      2     134
 Refranchising and licensing   (185)      -        185     -       -
 Closures                       (70)      -        (28)   (24)   (122)
                             -------- -------- -------- ------ -------
Balance at December 26, 1998  1,633       -      3,441     58   5,132
                             ======== ======== ======== ====== =======

Total U.S.
Balance at December 27, 1997  7,822       -      9,597  3,167  20,586
 New builds and acquisitions     77       -        342    508     927
 Refranchising and licensing (1,249)      -      1,246      3      -
 Closures                      (418)      -       (209)  (403) (1,030)
                             -------- -------- -------- ------ -------
Balance at December 26, 1998  6,232       -     10,976  3,275  20,483
                             ======== ======== ======== ====== =======

Total International
Balance at December 27, 1997  2,295    1,090     5,500    241   9,126
 New builds and acquisitions    189       94       567     42     892
 Refranchising and licensing   (131)      (9)       63     77      -
 Closures                      (188)     (55)     (456)   (39)   (738)
                             -------- -------- -------- ------ -------
Balance at December 26, 1998  2,165    1,120     5,674    321   9,280
                             ======== ======== ======== ====== =======

Total
Balance at December 27, 1997 10,117    1,090    15,097  3,408  29,712
 New builds and acquisitions    266       94       909    550   1,819
 Refranchising and licensing (1,380)      (9)    1,309     80      -
 Closures                      (606)     (55)     (665)  (442) (1,768)
                             -------- -------- -------- ------ -------
Balance at December 26, 1998  8,397(a) 1,120(a) 16,650  3,596  29,763
                             ======== ======== ======== ====== =======
% of Total                    28.2%      3.8%     55.9% 12.1%  100.0%

a) Includes 166 Company-Operated and 4 Joint Venture units approved for closure but not yet closed at December 26, 1998.